DIAMOND HILL
VARIABLE TERM DEFERRED COMPENSATION PLAN


1.00	Purpose
As of the Effective Date, the Company adopts this Plan for the purpose of providing deferred compensation to a select group of management and highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of ERISA.

2.00	Definitions
Whenever used in this Plan, the following terms have the meanings given to them in this Article 2.00, unless another meaning is expressly provided elsewhere in this Plan. Also, the form of any term will include all of its other forms.

2.01	Account:  A bookkeeping account established for each Participant under Section 6.01 of this Plan.

2.02	Affiliate:  Any entity that, along with the Company, would be considered a single employer under Code 414(b) and 414(c).

2.03	Beneficiary:  The person or persons designated by a Participant to receive any portion of such Participant's Plan Benefit that is unpaid at the Participant's death. Such designation shall be made on a form prescribed by the Plan Administrator and shall be effective only when filed with the Plan Administrator. If a Participant has not made an effective designation of a Beneficiary or Beneficiaries, the Participant's Beneficiary will be his or her surviving spouse or, if there is no surviving spouse, the Participant's estate. The identity of a Participant's Beneficiary will be based only on the information included on the latest beneficiary designation form filed by the Participant with the Plan Administrator and will not be inferred from any other evidence.

2.04	Board:  The Board of Directors of the Company.

2.05	Change in Control:  Provided that such definition shall be
        interpreted in a manner that is consistent with the definition of a "change in control event" under Code 409A and Treasury Regulation 1.409A-3(i)(5), a "Change in Control" of the Company shall mean the first to occur of any of the following:

    (a) the date that any person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

    (b) the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

    (c) the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

    (d) the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

2.06	Code:  The Internal Revenue Code of 1986, as amended.

2.07	Committee:  The Compensation Committee of the Board.

2.08    Company: Diamond Hill Investment Group, Inc., and its successors.

2.09	Deferral Election Form:  The form each Eligible Employee and
        Participant, as the case may be, must complete to defer Incentive Compensation under this Plan and to designate the time and form of distribution of his or her Plan Benefit.

2.10	Disability:  A Participant shall be considered disabled if:

    (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

    (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant's employer; or

    (c) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

2.11	Distribution Election Change Form:  The form each Eligible
        Employee and Participant, as the case may be, may complete to change a prior designation as to the time or form of distribution of his or her Plan Benefit.

2.12	Effective Date:  May 1, 2013.

2.13	Eligible Employee:  Each person employed by the Company or any of its Affiliates as a portfolio manager or research analyst who is a highly compensated employee or a member of a select group of management (both within the meaning of Title I of ERISA) of the Company or any of its Affiliates, as determined by the Committee in its sole discretion.

2.14	ERISA:  The Employee Retirement Income Security Act of 1974,
        as amended.

2.15	Incentive Compensation:  The gross amount that is earned by a
        Participant under any bonus plan maintained by the Company or any of its Affiliates. For the avoidance of doubt, Incentive Compensation shall not include base salary.

2.16	Participant:  An Eligible Employee who becomes a participant in this Plan as described in Article 3.00.

2.17	Plan:  The Diamond Hill Deferred Compensation Plan, as amended from time to time.

2.18	Plan Administrator:  The delegee(s) appointed by the Committee to administer the Plan pursuant to Section 10.01(d).

2.19	Plan Benefit:  The aggregate amount of a Participant's Accounts as of the applicable Valuation Date.

2.20	Plan Year:  Each calendar year during which this Plan is in effect.

2.21	Termination:  A "separation from service" within the meaning of
        Code 409A and Treasury Regulation 1.409A-1(h).

2.22	Unforeseeable Emergency:  A severe financial hardship to a
        Participant within the meaning of Code 409A resulting from: (a) an illness or accident of the Participant or the Participant's spouse, Beneficiary or dependent (as defined in Code 152, without regard to Code 152(b)(1), (b)(2) and (d)(1)(B)); (b) loss of the Participant's property due to casualty; or (c) other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.23	Valuation Date:  The last day of each calendar month or any other date or dates fixed by the Plan Administrator for the valuation and adjustment of an Account.

3.00	Participation

3.01	Commencement of Participation.  Subject to Section 3.02 of this
        Plan, each Eligible Employee shall become a Participant on the date on which the Eligible Employee submits an effective Deferral Election Form.

3.02	Loss of Eligible Employee Status.  A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election Form. All deferrals then in effect for such Participant shall cease as of the earlier to occur of (a) the Participant's Termination or (b) the end of the Plan Year in which the Participant is determined to no longer be an Eligible Employee. Amounts credited to the Accounts of a Participant who is no longer an Eligible
        Employee shall continue to be administered in accordance with the terms and conditions of this Plan and shall be distributed as provided in Article 7.00.

4.00	Deferrals and Contributions

4.01	Deferrals.

    (a) Deferral Elections - In General.

        (i) A Participant may elect to defer Incentive Compensation under this Plan by submitting a signed Deferral Election Form to the Plan Administrator within the deadlines imposed by this Plan and set forth in Section 4.01(b). Any deferral election made by a Participant for a Plan Year shall be irrevocable after the expiration of the applicable deadline described in
              Section 4.01(b); provided, however, that a cessation of deferrals shall be allowed if the Participant suffers an Unforeseeable Emergency, becomes Disabled, or to the extent permitted by Treasury Regulation 1.409A-3(j)(4)(viii).

        (ii) Amounts deferred under this Plan shall not be made available to the Participant, except as provided in Article 7.00, and shall reduce the Incentive Compensation payable to the Participant in the year of the deferral in accordance with the provisions of the applicable Deferral Election Form; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Company and its Affiliates as provided in Article 12.00 of this Plan.

    (b) Timing of Deferral Elections. A deferral election under this Plan shall be effective only if it is made in a timely manner as follows:

        (i)   In General.  Except as permitted under subsections (ii) and
              (iii) of this Section 4.01(b), a Deferral Election Form must be submitted to the Plan Administrator by the last day of the Plan Year preceding the Plan Year in which services giving rise to the Incentive Compensation to be deferred are to be performed.

        (ii) First Year of Eligibility. Notwithstanding the foregoing, if and to the extent permitted by the Plan Administrator, during the first Plan Year in which an Eligible Employee is eligible to participate in this Plan, the Eligible Employee may submit a Deferral Election Form to the Plan Administrator no later than thirty (30) days after the date on which the Eligible Employee becomes so eligible, with respect to Incentive Compensation to be earned for services performed after such election is made; provided, however, that this subsection (ii) shall not apply if, at such time, the Eligible Employee also is eligible to participate in any other arrangement that, along with this Plan, is treated as a single nonqualified deferred compensation plan under Code 409A and the Treasury Regulations promulgated thereunder.

        (iii) Performance-Based Compensation. Notwithstanding the foregoing and to the extent permitted by the Plan Administrator, a Deferral Election Form with respect to any performance-based compensation (within the meaning of Code 409A) may be submitted by an Eligible Employee or a Participant by the date that is not later than six months before the end of the performance period on which the performance-based compensation is based; provided that in no event may an election to defer be made after such performance-based compensation has become readily ascertainable.

    (c) Additional Requirements for Deferral Elections. Deferrals made pursuant to a Deferral Election Form must be made in whole percentages of up to 50% of the stock portion of the Participant's Incentive Compensation for a Plan Year and up to 100% of the cash portion of the Participant's Incentive Compensation for a Plan Year and subject to such other limitations as the Plan Administrator may impose from time to time in its sole discretion.

4.02	Crediting of Contributions.  Deferrals of Incentive Compensation,
        if any, shall be credited to a Participant's Account for the applicable Plan Year as soon as administratively practicable following distribution of the Incentive Compensation.

5.00	Vesting

5.01	Deferrals of Incentive Compensation.  Subject to Section 5.02, a
        Participant shall be one hundred percent (100%) vested in the portion of his or her Accounts attributable to deferrals of Incentive Compensation under Section 4.01 of this Plan and any deemed earnings or losses on the investment of such deferrals.

5.02	Clawback.  Notwithstanding anything in this Plan to the contrary, a Participant's Plan Benefit shall be subject to terms and conditions of the Company's Compensation Recoupment and Restitution Policy.

6.00	Accounts

6.01	Establishment of Accounts.  The Plan Administrator shall
        establish and maintain an Account for each Participant for each Plan Year a Deferral Election Form is submitted by the Participant. The applicable Account of the Participant shall be credited with, to the extent applicable, any deferrals of Incentive Compensation for the Plan Year, and the Participant's allocable share of any deemed earnings or losses on the foregoing. Each of the Participant's Accounts shall be reduced by any distributions made from such Accounts plus, subject to Article 8.00 of this Plan and to the extent permitted by applicable law, any federal, state and local tax withholding as may be required by law.

6.02	Establishment of Subaccounts.  Within each Participant's Account, separate subaccounts shall be maintained to the extent necessary for the administration of this Plan. For example, it may be necessary to maintain separate subaccounts where the Participant has specified different Deferral Dates, methods of payment or investment directions.

6.03	Earnings or Losses on Accounts.

    (a) The Company shall invest the Accounts on behalf of the Participant or credit the Accounts with earnings or interest as though the Accounts were invested in such investments and under such criteria as the Plan Administrator may determine in its sole discretion.
        The Company may also permit the Participant to direct the investment or deemed investment of the Participant's Accounts in such investments as the Company may make available for this purpose from time to time or as the Participant may select. The Company assumes no responsibility or liability with respect to any loss or expense that may arise, result or be incurred from any investment or deemed investment of the Accounts. Any costs or expenses incurred by the Company in the investment of the Accounts shall be
        debited against the Accounts.   The Accounts shall be credited with
        earnings or debited for losses, as the case may be, based on its investment or deemed investment pursuant to Section 6.03(b) of this Plan.

    (b) As of each Valuation Date, each of the Participant's Accounts will be credited with earnings and charged with losses equal to the amount by which the Accounts would have been credited or charged since the prior Valuation Date had the Participant's Accounts been invested as described in Section 6.03(a) of this Plan.

    (c) Notwithstanding the foregoing, Participants' Accounts shall merely be bookkeeping entries on the books of the Company and its Affiliates, as applicable, and no Participant or Beneficiary shall obtain any property right or interest in any investment or any other particular assets of the Company or any of its Affiliates.

7.00	Distribution of Plan Benefits

7.01	Distributions Upon Termination (Other than Death) or at a
        Specified Time.

    (a) Subject to Section 7.05 of this Plan, a Participant's Accounts will be distributed in accordance with the applicable Deferral Election Form. A Participant may elect, at the time he submits a Deferral Election Form as specified in Section 4.01(b), to have distributions of the Incentive Compensation deferred for that Plan Year, as adjusted pursuant to Section 6.03, made: (i) in a single lump sum payment within ninety (90) days following either: (A) the Participant's Termination; or (B) the earlier of (1) a date specified by the Participant on a valid Deferral Election Form in accordance with Section 4.01(b), or (2) the Participant's Termination; or (ii) in up to five (5) substantially equal annual installments beginning on the January 1 following either: (A) the Participant's Termination and on each January 1 thereafter; or
        (B) the earlier of (1) a date specified by the Participant on a valid Deferral Election Form in accordance with Section
        4.01(b) and every January 1 thereafter, or (2) the Participant's Termination and on each January 1 thereafter. Notwithstanding the foregoing, subject to Section 7.02 of the Plan, no distribution shall occur until at least the fifth anniversary of the date the Incentive Compensation was deferred unless in the event of death, Disability or Change in Control.

    (b) A Participant may elect to change the time or form of distribution of the Participant's Plan Benefit (based on the alternatives described in Section 7.01(a) of this Plan) by submitting a Distribution Election Change Form to the Plan Administrator; provided, however, that: (i) such change may not take effect until at least twelve (12) months after the date on which such election is made; (ii) the payment with respect to which such change is made must be deferred (other than a distribution upon death) for a period of not less than five (5) years from the date such payment would otherwise have been paid (or in the case of installment payments treated as a single payment, from the date the first amount was scheduled to be paid); and (iii) such change must be made not less than twelve (12) months before the date the payment is scheduled to be paid (or in the case of installment payments treated as a single payment, from the date the first amount was scheduled to be paid).

7.02	Distributions Upon Death, Disability or Change in Control.

    (a) Death. Notwithstanding anything in this Plan to the contrary, if a Participant dies before his or her Plan Benefit has begun to be distributed or has been fully distributed, the Plan Benefit will be distributed to the Participant's Beneficiary in a lump sum within ninety (90) days after the date of the Participant's death. If a Participant dies after the Participant's Termination and after his or her Plan Benefit has been fully distributed, no additional benefit will be due to such Participant or his or her Beneficiary under this Plan.

    (b) Disability. Notwithstanding anything in this Plan to the contrary, if a Participant becomes Disabled before his or her Plan Benefit has begun to be distributed or has been fully distributed, the Plan Benefit will be distributed to the Participant in a lump sum within ninety (90) days after the date of the Participant's Disability.

    (c) Change in Control. Notwithstanding anything in this Plan to the contrary, if a Change in Control occurs before a Participant's Plan Benefit has begun to be distributed or has been fully distributed, the Plan Benefit will be distributed to the Participant in a lump sum within thirty (30) days after the Change in Control.

7.03	Unforeseeable Emergency.  A Participant may request a distribution of his or her Plan Benefit upon the occurrence of an Unforeseeable Emergency. As a condition of receiving a distribution under this
        Section 7.03, the Participant must file a written application with the Plan Administrator specifying the nature of the Unforeseeable Emergency, the amount needed to address the Unforeseeable
        Emergency and supplying any other information that the Plan Administrator, in its discretion, may need to ensure the conditions specified in this Section 7.03 are satisfied. The Plan
        Administrator shall, in its sole discretion, determine whether an Unforeseeable Emergency exists. If the Plan Administrator determines that an Unforeseeable Emergency exists, the Company or an Affiliate, as applicable, shall distribute an amount to the Participant that shall not be greater than the amount reasonably necessary, in the Plan Administrator's determination, to satisfy the emergency need (which may include the amount necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution) or, if less, the value of the Participant's Plan Benefit as of the Valuation Date immediately preceding the distribution date. A distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant's assets, to the extent that the liquidation of such assets would not cause a severe financial hardship.

7.04	Limited Cash-Out. Notwithstanding any provision in the Plan to the contrary, the Plan Administrator, in its sole discretion, may require a lump sum distribution of a Participant's Plan Benefit if: (a) the distribution results in the termination and liquidation of the entirety of the Participant's interest under this Plan and all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code 409A; and (b) the aggregate distribution under the arrangements is not greater than the applicable dollar amount under Code 402(g)(1)(B), as in effect in the year of distribution.

7.05	Distributions to Specified Employees. Notwithstanding any provision in this Plan to the contrary, any Plan Benefit payable to a Participant who is a "specified employee" (as defined in Code 409A) of the Company or any of its Affiliates upon the Participant's Termination shall not be (or begin to be) distributed until six months after the date on which the Participant Terminates (or, if earlier, the date on which the Participant dies). The first payment to be made shall include the cumulative amount (if any) of any amounts that could not be paid during such postponement period.

7.06	Payments Upon Income Inclusion. The Company may accelerate the time or schedule of a payment to a Participant to pay an amount the Participant includes in income as a result of this Plan failing to meet the requirements of Code 409A. Such payment shall not exceed the amount required to be included in income as a result of the failure to comply with Code 409A.

7.07	Full Discharge.  Once the Participant's Plan Benefit has been fully distributed, none of the Company, its Affiliates, the Board, the Committee, the Plan Administrator, their delegates or this Plan will have any further liability under this Plan to the Participant or the Participant's Beneficiary.

8.00	Tax Withholding
The Company or any Affiliate, as applicable, shall withhold from other amounts owed to a Participant or require the Participant to remit to the Company or the Affiliate, as applicable, an amount sufficient to satisfy federal, state and local tax withholding requirements with respect to any Plan Benefit or the vesting, payment or cancellation of any Plan Benefit.

9.00	Claims Procedure

9.01	Filing Claims.  Any Participant or Beneficiary (a "claimant") who believes that he or she is entitled to an unpaid Plan Benefit may file a written notification of his or her claim with the Plan Administrator.

9.02	Notification to Claimant.  If the claim is wholly or partially denied, the Plan Administrator will, within a reasonable period of time, and within ninety (90) days of the receipt of such claim, or if the claim is a claim on account of Disability, within forty-five (45) days of the receipt of such claim, provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:

    (a) The specific reason or reasons for which the claim was denied;

    (b) Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Plan Administrator relied to deny the claim;

    (c) A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary;

    (d) An explanation of this Plan's claims review procedure and the time limits applicable to such procedure and a statement of the claimant's right to bring a civil action under ERISA 502(a) following an adverse determination upon review; and

    (e) In the case of an adverse determination of a claim on account of Disability, if an internal rule, guideline, protocol, or other similar criterion was relied upon, either a copy of the specific rule, guideline, protocol, or other similar criterion, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request.

        If special circumstances require the extension of the time period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Plan Administrator expects to reach a decision. If the claim is on account of Disability, an extension notice must explain (i) the circumstances requiring delay;
        (ii) the standards for entitlement for a benefit;
        (iii) unresolved issues; (iv) information needed to resolve those issues; and (v) the date the Plan Administrator expects to decide the claim. Any extension for deciding a claim will not be for more than an additional ninety (90) day period, or if the claim is on account of Disability, for not more than two (2) additional thirty (30) day periods.

9.03	Review Procedure.  If a claim has been wholly or partially denied, the affected claimant, or his or her authorized representative may:

    (a) Request that the Plan Administrator reconsider its initial denial by filing a written appeal within sixty (60) days after receiving written notice that all or part of the initial claim was denied (one hundred eighty (180) days in the case of a denial of a claim on account of Disability);

    (b) Review pertinent documents and other material upon which the Plan Administrator relied when denying the initial claim; and

    (c) Submit a written description of the reasons for which the claimant disagrees with the Plan Administrator's initial adverse decision.

        An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Plan Administrator. The Plan Administrator is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.

        The Plan Administrator's decision on review will be sent to the claimant in writing and will include:

        (i)   Specific reason or reasons for the decision;

        (ii) Specific references to pertinent Plan provisions upon which the decision is based;

        (iii) The claimant's ability to review and receive copies of all documents relating to the claimant's claim for benefits, free of charge;

        (iv) An explanation of any voluntary review procedures describing the steps to be taken by a claimant who wishes to submit the claimant's claims for review and the time limits applicable to such procedures;

        (v) A statement of the claimant's right to bring a civil action under ERISA Section 502(a); and

        (vi) In the case of an adverse determination of a claim on account of Disability, if an internal rule, guideline, protocol, or other similar criterion was relied upon, either a copy of the specific rule, guideline, protocol, or other similar criterion, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request.

        The Plan Administrator will consider all information submitted by the claimant, regardless of whether the information was part of the original claim.

        The Plan Administrator's decision on review will be made not later than sixty (60) days (forty-five (45) days in the case of a claim on account of Disability) after the Plan Administrator's receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than one hundred twenty (120) days (ninety (90) days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the claimant will indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision and will be provided to the claimant prior to the expiration of the initial forty-five (45) day or sixty (60) day period.

        Notwithstanding the foregoing, in the case of a claim on account of Disability: (A) the review of the denied claim shall be conducted by the Plan Administrator's designee or a named fiduciary who is neither the individual who made the benefit determination nor a subordinate of such person; and (B) no deference shall be given to the initial benefit determination.
        For issues involving medical judgment, the Plan
        Administrator's designee or the named fiduciary, as applicable, must consult with an independent health care professional who may not be the health care professional who decided the initial claim.

        To the extent permitted by law, the decision of the Plan Administrator (if no review is properly requested) or the decision of the review official on review, as the case may be, will be final and binding on all parties. No legal action for benefits under this Plan will be brought unless and until the claimant has exhausted his or her remedies under this Article 9.00.

10.00	Administration

10.01	Administration.

    (a) The Committee is expressly empowered to interpret this Plan, determine all questions arising in the administration, interpretation and application of this Plan; employ actuaries, accountants, counsel and other persons the Committee deems necessary in connection with the administration of this Plan, request any information from the Company or any of its Affiliates the Committee deems necessary to determine whether the Company or any Affiliate would be considered insolvent or subject to a proceeding in bankruptcy, and take all other necessary and proper actions to fulfill its duties under this Plan.

    (b) The Committee shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

    (c) The Committee (and any delegate under Section 10.01(d) of this Plan) shall be indemnified and saved harmless by the Company from and against all personal liability to which the Committee may be subject by reason of any act done or omitted to be done in its official capacity as administrator in good faith in the administration of this Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Committee.

    (d) In exercising its authority under this Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked at any time.

10.02	Compensation and Expenses.

    (a) The Committee and any delegate under Section 10.01(d) of this Plan will serve without compensation for services to this Plan. The Company and, if applicable, its Affiliates, will furnish the Committee and any delegate under Section 10.01(d) of this Plan with all clerical or other assistance necessary to perform his or her duties.

    (b) The Company and its Affiliates will pay all expenses of administering this Plan.

10.03	Effect of Actions.

    (a) All actions taken and all determinations made by the Committee and the Plan Administrator in good faith will be final and binding upon all Participants, Beneficiaries, the Company and its Affiliates and any other person interested in this Plan. To the extent the Plan Administrator has been granted discretionary authority under this Plan, its prior exercise of this authority will not obligate the Plan Administrator to exercise its authority in a like fashion thereafter.

    (b) This Plan will be interpreted by the Committee in accordance with its terms and their intended meaning. The construction and interpretation of the provisions of this Plan are vested with the Committee, in its absolute discretion, including, without limitation, the determination of benefits and eligibility.
        All decisions, determinations and interpretations will be final, conclusive and binding upon all parties having an interest in this Plan.

11.00	Amendments and Termination
The Company may, at any time, in its sole discretion, amend, modify, suspend or terminate this Plan in whole or in part, except that no such amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts without the Participant's consent. In the event that this Plan is terminated, the distribution of the amounts credited to a Participant's Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of this Plan immediately prior to termination as if this Plan had not been terminated; provided, however, that the Company, in its sole discretion, may distribute a Participant's Plan Benefit in accordance with Treasury Regulation 1.409A-3(j)(4)(ix).

12.00	Prohibition Against Funding

This Plan is an unfunded, unsecured promise by the Company and its Affiliates to pay only those Plan Benefits that are accrued by Participants under the terms of this Plan. Neither the Company nor any of its Affiliates are required to segregate any assets into a fund established exclusively to pay Plan Benefits. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Participants and their Beneficiaries have only the rights of general unsecured creditors and do not have any interest in or right to any specific asset of the Company or any of its Affiliates. The Company or one of its Affiliates, as applicable, shall be designated the owner and beneficiary of any investment acquired in connection with obligations under this Plan.

13.00	Miscellaneous

13.01	No Contract.  The adoption and maintenance of this Plan shall not be deemed to constitute a contract of employment or otherwise between the Company or any of its Affiliates and any employee or Participant or other person, or to be consideration for, or an inducement or condition of, any employment. Nothing contained herein shall be deemed to give any employee or Participant or other person the right to be retained in the service of the Company or any of its Affiliates or to interfere with the right of the Company or any of its Affiliates (which right is expressly reserved) to discharge, with or without Cause, any employee or Participant or other person at any time without any liability for any claim either against this Plan (except to the extent provided herein) or against the Company or any of its Affiliates.

13.02	No Alienation.  The right of a Participant or any other person to receive Plan Benefits may not be assigned, transferred, pledged or encumbered except as provided in the Participant's designation of a Beneficiary, by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber a Plan Benefit will be null and void and of no legal effect.
        Any action taken (or attempted to be taken) contrary to the provisions of this Section 13.02 will be null and void and of no effect whatsoever; the Company, its Affiliates, the Committee and the Plan Administrator may disregard such action (or attempted action) and will not in any manner be bound by it; and they, and each of them, will suffer no liability by doing so. If any Participant or other person acts (or attempts to take any action) contrary to this
        Section 13.02, the Company, its Affiliates, the Committee and the Plan Administrator will be reimbursed and indemnified on demand out of the interest of such Participant in this Plan for any loss, cost or expense incurred as a result of disregarding or acting in disregard of that action (or attempted action).

13.03	Governing Law.  This Plan, and applicable forms associated with this Plan, will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of the State of Ohio, excluding any conflicts of laws principles.

13.04	Headings.  Headings and subheadings in this document are inserted for convenience of reference only.  They constitute no part of this Plan.

13.05	Invalid Provision.  If any provision of this Plan is held to be illegal or invalid for any reason, this Plan will be construed and enforced as if the offending provision had not been included in this Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.

13.06	Coordination with Other Plans.  A Participant's or his or her
        Beneficiary's rights to any Plan Benefits will be determined solely by reference to the terms of this Plan document and will be unaffected by any other document or agreement between the Participant or the Beneficiary and the Company or any of its Affiliates.

13.07	Code 409A.  Although the Company makes no guarantee with respect to the treatment of payment or benefits under this Plan, this Plan is intended to comply with the requirements of Code 409A and the Treasury Regulations promulgated thereunder, and the Company will interpret, apply and administer this Plan in accordance with this intent. Notwithstanding the foregoing, none of the Company, its Affiliates, the Committee, or the Plan Administrator shall have any liability to a Participant for failure to comply with the requirements of Code 409A.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer, effective as of the Effective Date.

Diamond Hill Investment Group, Inc.

By: ___________________________________

Title:  _________________________________